Exhibit 4.1


            AMENDMENT NO. 1 TO AMENDED AND RESTATED RIGHTS AGREEMENT

         AMENDMENT NO. 1 (this "Amendment"), dated as of March 22, 1999 to the Amended and Restated Rights Agreement (the "Rights Agreement"), dated as of June 12, 1998, by and between MediaOne Group, Inc., a Delaware corporation (the "Company"), and State Street Bank and Trust Company, as Rights Agent (the "Rights Agent").

                               W I T N E S S E T H

         WHEREAS, concurrently with the execution hereof, the Company has entered into an Agreement and Plan of Merger by and between the Company and Comcast, a Pennsylvania corporation (the "Merger Agreement"); and

         WHEREAS, the Board of Directors of the Company has approved, authorized and adopted the Merger Agreement and the transactions contemplated thereby and, subject to certain conditions, is bound to recommend the stockholders of the Company the approval and adoption of the Merger Agreement; and

         WHEREAS, the Board of Directors of the Company has determined that in connection with the Merger Agreement and the transactions contemplated thereby, it is desirable and in the best interests of the shareholders of the Company to amend the Rights Agreement as set forth herein; and

         WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent desire to amend the Rights Agreement as set forth herein;

         NOW, THEREFORE, the Rights Agreement is amended as follows:

         SECTION 1. Proposed Merger. The following definition hereby replaces in its entirety subsection (z) of Section 1 of the Rights Agreement:

                  (z) "15% Stockholder" shall mean any Person that, together with all Affiliates and Associates of such Person, hereafter acquires Beneficial Ownership of, in the aggregate, a number of Voting Shares of the Company equal to 1% or more of the Voting Shares then outstanding and thereupon or thereafter Beneficially Owns 15% or more of the Voting Shares of the Company then outstanding; PROVIDED, HOWEVER, that the term "15% Stockholder" shall not include: (i) the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of a Subsidiary of the Company, or any Person holding Voting Shares for or pursuant to the terms of any such employee benefit plan; (ii) any Person if such Person would not otherwise be a 15% Stockholder but for a reduction in the number of outstanding Voting Shares resulting from a stock repurchase program or other similar plan of the Company or from a self-tender offer of the Company, which plan or tender offer commenced on or after the date hereof; PROVIDED , HOWEVER, that the term "15% Stockholder" shall include such Person from and after the first date



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         upon which (A) such Person, since the date of the commencement of such plan or tender offer, shall have acquired Beneficial Ownership of, in the aggregate, a number of Voting Shares of the Company equal to 1% or more of the Voting Shares of the Company then outstanding and (B) such Person, together with all Affiliates and Associates of such Person, shall Beneficially Own 15% or more of the Voting Shares of the Company then outstanding; or (iii) Comcast Corporation or any of its Affiliates or Associates who become the Beneficial Owner of 15% of the Voting Shares of the Company by reason of (A) the approval, execution, delivery and performance of the Merger Agreement by the parties thereto, (B) the approval of the Merger Agreement by the stockholders of the parties thereto or (C) the consummation of the transactions contemplated by the Merger Agreement; PROVIDED, HOWEVER, that in the event that Comcast or its Affiliates or Associates collectively become the Beneficial Owner of 15% or more of the Voting Shares then outstanding in any manner other than as contemplated in the Merger Agreement, the provisions of this Subsection (iii) (other than this proviso) shall terminate. In calculating the percentage of the outstanding Voting Shares that are Beneficially Owned by a Person for purposes of this subsection (z), Voting Shares that are Beneficially Owned by such Person shall be deemed outstanding, and Voting Shares that are not Beneficially Owned by such Person and that are subject to issuance upon the exercise or conversion of outstanding conversion rights, rights (other than Rights), warrants or options shall not be deemed outstanding. Any determination made by the Board of Directors of the Company as to whether any Person is or is not a 15% Stockholder shall be conclusive and binding upon all holders of Rights.

         SECTION 2. Effectiveness. This Amendment shall be deemed effective as of the date first set forth above. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

         SECTION 3. Miscellaneous. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal, or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.


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                  IN WITNESS WHEREOF, the parties hereto have caused this
Amendment to be duly executed as of the date first above written.



                                           MEDIAONE GROUP, INC.

                                           By:
                                               --------------------------------
                                               Name: Stephen E. Brilz
                                               Title: Assistant Secretary



                                           STATE STREET BANK AND TRUST COMPANY

                                           By:
                                               --------------------------------
                                               Name:
                                               Title:










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